EXHIBIT P
REPUBLIC OF TURKEY
PRIME MINISTRY
The Undersecretariat of Treasury
Office of the First Legal Advisor
The Republic of Turkey
Undersecretariat of Treasury
Ankara/TURKEY
January 17, 2007

Re:	The Republic of Turkey Registration Statement No. 333-133956
Ladies and Gentlemen:
     I, First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, have reviewed the above-referenced Registration Statement (the “Registration Statement”), the Prospectus dated August 10, 2006 (the “Prospectus”), the Prospectus Supplement dated January 9, 2007 (the “Prospectus Supplement”), the Fiscal Agency Agreement dated as of December 15, 1998, between the Republic of Turkey (the “Republic”) and The Bank of New York (successor-in-interest to JPMorgan Chase Bank), as amended by Amendment No. 1 to the Fiscal Agency Agreement, dated as of September 17, 2003, and Amendment No. 2 to the Fiscal Agency Agreement, dated as of January 7, 2004 (the “Fiscal Agency Agreement”), and the Underwriting Agreement dated January 9, 2007 (the “Underwriting Agreement”) by and among the Republic and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. (the “Underwriters”), pursuant to which the Republic has issued and offered for sale 7% Notes due September 26, 2016 in the aggregate principal amount of U.S.$500,000,000 (the “2016 Notes”) and 6.875% Notes due March 17, 2036 in the aggregate principal amount of U.S.$500,000,000 (the “2036 Notes,” and together with the 2016 Notes, the “Notes”).
     It is my opinion that the Notes have been duly authorized and when duly executed and delivered by the Republic, authenticated in accordance with the Fiscal Agency

Agreement and delivered by and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Republic under and with respect to the present laws of the Republic.
     I consent to the filing of this opinion as an exhibit to the Annual Report of the Republic of Turkey on Form 18-K and to the use of my name and the making of statements with respect to me which are set forth under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement, and appearing under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement.

Very truly yours,
/s/ Ahmet Fethi TOPTAS
Ahmet Fethi TOPTAS
First Legal Adviser Undersecretariat of Treasury, Prime Ministry The Republic of Turkey